UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AAON, INC.
(Exact name of registrant as specified in its charter)

Nevada	87-00448736
(State or other jurisdiction of incorporation or organization	(IRS Employer Identification No.)

2425 S. Yukon, Tulsa, Oklahoma 74107
(Address of principal executive offices)

AAON, Inc. 2007 Long-Term Incentive Plan
(Full title of the plan)

Luke A. Bomer, Esq.
Johnson & Jones, P.C.
Two Warren Place
6120 S. Yale Ave., Suite 500
Tulsa, Oklahoma 74136
(Name and address of agent for service)

(918) 584-6644
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.

Large accelerated filer ✓	Accelerated filer
Non-accelerated filer	Smaller reporting company

_____________________________________________________________________________________________

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-207737) filed by AAON, Inc., a Nevada corporation (the “Company” or “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) on November 2, 2015 (the “Prior Registration Statement”) to register 750,000 shares of the Registrant’s Common Stock for issuance under the AAON, Inc. 2007 Long-Term Incentive Plan, as amended (the “2007 Plan”). The Registrant is filing this Post-Effective Amendment to deregister certain shares of the Registrant’s Common Stock previously registered on the Prior Registration Statement.

The Registrant’s stockholders approved the AAON, Inc. 2016 Long-Term Incentive Plan (the “2016 Plan”) on May 24, 2016 (the “Effective Date”). The 2016 Plan authorizes the issuance of 3,400,000 shares of the Registrant’s Common Stock (the “New Shares”). Additionally, immediately prior to the Effective Date, there were 439,702 shares remaining available for issuance under the 2007 Plan (the “Carryover Shares”), and such shares have also been authorized for issuance pursuant to the 2016 Plan, and will no longer be issued under the 2007 Plan. Therefore, pursuant to the undertaking in the Prior Registration Statement, the Registrant is filing this Post-Effective Amendment to deregister the Carryover Shares under the Prior Registration Statement.

The Prior Registration Statement otherwise continues in effect as to the balance of the shares of Common Stock subject to outstanding awards under the 2007 Plan.

Contemporaneously with the filing of this Post-Effective Amendment, the Registrant is filing a new registration statement on Form S-8 to register the New Shares and the Carryover Shares under the 2016 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on August 2, 2016.

AAON, Inc.

By: /s/ Norman H. Asbjornson
Norman H. Asbjornson
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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